EXHIBIT 12
1997 Form 10-K




            Southern New England Telecommunications Corporation
                              Computation of
                    Ratio of Earnings to Fixed Charges




      Dollars in Millions, For the Year Ended December 31,        1997

      Income before income taxes                                $316.0

      Add:
       Interest on indebtedness                                   89.0
       Portion of rents representative of the interest factor      6.6

      Earnings before fixed charges and income taxes (1)        $411.6

      Fixed charges
       Interest charges                                         $ 93.6
       Portion of rents representative of the interest factor      6.6

      Fixed charges (2)                                         $100.2

      Ratio of earnings to fixed charges [(1) divided by (2)]     4.11